Exhibit 10.4

GUARANTY AGREEMENT

AGREEMENT dated as of March 19, 2025, by and between UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation having its principal office at 367 South Gulph Road, King of Prussia, Pennsylvania 19406 (the “Company”), and ALAN B. MILLER (“Mr. Miller”).

W I T N E S S E T H:

WHEREAS, the Company and Mr. Miller are parties to an agreement, dated as of December 23, 2020, as amended (the “Existing Agreement”);

WHEREAS, UHS of Delaware, Inc. (“UHS of Delaware”) is, and has been, Mr. Miller’s employer of record;

WHEREAS, UHS of Delaware and Mr. Miller are entering into an employment agreement governing Mr. Miller’s employment with UHS of Delaware (the “New Agreement”), which agreement will supersede the terms of the Existing Agreement;

WHEREAS, in connection with the New Agreement, the Company and Mr. Miller wish to replace the Existing Agreement with the New Agreement, and have the Company guaranty UHS of Delaware’s obligations under the New Agreement; and

WHEREAS, notwithstanding the replacement of the Existing Agreement, Mr. Miller will continue to serve as the Executive Chairman of the Board of Directors of the Company;

NOW, THEREFORE, the parties agree as follows:

1. Replacement of the Existing Agreement.

Effective as of March 19, 2025, the Existing Agreement is, by the mutual agreement of the parties hereto, replaced with the New Agreement, and such event shall not be deemed a termination of employment for purposes of the Existing Agreement. Any notice obligations thereunder owed by one party to the other are hereby waived. Notwithstanding the foregoing, the Prior Agreement (as defined in the Existing Agreement) continues to be terminated and of no force or effect.

2. Guaranty by the Company.

To the extent that UHS of Delaware does not perform any of its obligations to Mr. Miller under the New Agreement as and when such obligations are required to be performed, the Company hereby guarantees such performance and, in such event but without duplication, will perform such obligations in UHS of Delaware’s stead.

3. Executive Chairman Position.

As long as Mr. Miller remains employed by UHS of Delaware under the New Agreement, (a) Mr. Miller shall serve as Executive Chairman of the Board of Directors of the Company

and (b) Mr. Miller shall be nominated to serve as a member of the Board of Directors of the Company.

4. Amendment, Modification and Waiver.

The terms, covenants, representations, warranties or conditions of this Agreement may be amended, modified or waived only by a written instrument executed by the parties hereto, except that a waiver need only be executed by the party waiving compliance. No waiver by any party of any condition, or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a waiver of any other condition or breach of any other term, covenant, representation or warranty of this Agreement.

5. Governing Law.

This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed therein.

6. Entire Agreement.

This Agreement contains the entire agreement of the parties relating to the subject matter herein contained and supersedes all prior contracts, agreements or understandings between and among the parties, except as set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

By: /s/ Steve G. Filton

Steve G. Filton

Executive Vice President and Chief Financial Officer

/s/ Alan B. Miller
Alan B. Miller